Exhibit 5

September 16, 2020

ATTORNEYS AT LAW

777 East Wisconsin Avenue, Suite 3800

Milwaukee, Wisconsin 53202-5306

414.271.2400 TEL

414.297.4900 FAX

www.foley.com

WRITER’S DIRECT LINE

414.297.5596

pfetzer@foley.com Email

CLIENT/MATTER NUMBER

103159-0101

Via EDGAR

Daxor Corporation

350 Fifth Avenue (Empire State Building)

Suite 4740

New York, New York 10118

Ladies and Gentlemen:

We have acted as counsel for Daxor Corporation (the “Company”), a New York corporation, in connection with the preparation of a registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), relating to 250,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), that may be issued pursuant to the Daxor 2020 Incentive Compensation Plan (the “Plan”).

In connection with our representation, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Plan; (ii) the Registration Statement; (iii) the Certificate of Incorporation and the Bylaws of the Company, each as amended to date and currently in effect; (iv) resolutions of the Board of Directors of the Company relating to the Plan and the issuance of securities thereunder; and (v) such other documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents examined by us (and the correctness of all statements of fact contained in those documents), certificates, and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.

Based upon and subject to the foregoing, and assuming that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement; and (c) all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement, we are of the opinion that:

1.	The Company is a corporation validly existing under the laws of the State of New York.

2.	The Shares covered by the Registration Statement, when issued and paid for pursuant to the terms and conditions of the Plan, and as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.

AUSTIN Boston CHICAGO dallas DENVER	DETROIT houston JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to be filed with the Securities and Exchange Commission. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Peter D. Fetzer
Peter D. Fetzer